Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Calls for Redemption of

All Issued and Outstanding Warrants

Marlton, NJ - October 23, 2007 - Hill International (Nasdaq: HINT, HINTW, HINTU), the worldwide construction consulting firm, announced today that it is calling for the redemption of all of its outstanding warrants, which trade separately under the symbol HINTW or trade as part of the company’s units under the symbol HINTU. The redemption date for the warrants is November 23, 2007.

Each warrant entitles the holder to purchase from Hill one share of the company’s common stock at an exercise price of $5.00. Each unit consists of one share of common stock and two warrants. The warrants were originally issued during the initial public offering of Arpeggio Acquisition Corp., a specified purpose acquisition corporation, in June 2004. As a result of the merger between Arpeggio Acquisition Corp. and Hill International, Inc. in June 2006, the warrants are now exercisable into shares of common stock of Hill.

Hill has the right to call the warrants for redemption if the closing sale price of Hill’s common stock has been at least $8.50 per share on each of 20 trading days within any 30 trading day period ending on the third business day prior to the date on which notice of such call is given. The closing sale price of Hill’s common shares has been $8.50 or higher for each of the 20 consecutive trading days beginning on September 21, 2007 and ending on October 18, 2007. The closing sale price of Hill’s common stock on October 18, 2007 was $10.12 per share.

To exercise, warrant holders must deliver their warrant or unit certificate(s) together with the exercise price of $5.00 per warrant (payable to Hill International, Inc.) to the company’s stock transfer agent, Continental Stock Transfer & Trust Co., 17 Battery Place, New York, New York 10004, (212) 845-3200. On the redemption date, warrant holders who fail to exercise will be paid the sum of $0.01 per warrant and their warrants will be cancelled.

The shares of common stock associated with the notice of redemption of Hill’s warrants have been offered under the Company's registration statement, which was declared effective by the Securities and Exchange Commission. The offering of these securities is being made only by means of a prospectus supplement dated October 23, 2007 and related prospectus dated December 21, 2006. Copies of the prospectus supplement and related prospectus may be obtained from Continental Stock Transfer & Trust Co.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

There were originally 13.6 million warrants issued and there are currently approximately 10.9 million warrants that remain outstanding. Assuming exercise of all outstanding warrants, Hill would receive gross proceeds of approximately $54.5 million and there will be a total of approximately 38.2 million shares of Hill’s common stock issued and outstanding on the redemption date.

“The cash that will be injected into Hill as a result of the exercise of the warrants will significantly strengthen our financial position, which we expect will allow us to continue to pursue our strategic growth objectives and enhance the long-term value of Hill for all of our stockholders,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer.

Hill International, with 1,500 employees in 70 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release may include certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HINT-G)

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